Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-149837 of Oncothyreon Inc. on Form S-3, Registration Statement No. 333-137342 of Biomira Inc. on Form F-10, and Registration Statement Nos. 333-146964 and 333-146966 of Biomira Inc. on Form S-8 of our report dated March 25, 2009, relating to the consolidated financial statements of Oncothyreon Inc., and the effectiveness of Oncothyreon Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Seattle, Washington
March 25, 2009